State of Delaware
Secretary of State
Division of Corporations
Delivered 06:04 PM 08/28/2006
FILED 06:04 PM 08/28/2006
SRV 060801521 - 4211870 FILE

STATE OF DELAWARE
CERTIFICATE OF INCORPORATION
A STOCK CORPORATION

The name of this Corporation is CITY LANGUAGE EXCHANGE INCORPORATED.

Its registered office in the State of Delaware is to be located at:

37046 Teal Ct
Selbyville, DE 19975
Sussex County

The registered agent in charge thereof is Ms. Jennifer Hill.

The purpose of the corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

The amount of the total stock of this corporation is authorized to issue is:

Common Stock:	One Billion Shares (1,000,000,000) with a par value of $0.000001 US.
Preferred Stock:	Twenty Million Shares (20,000,000) with a par value of $0.000001 US.

The name and mailing address of the incorporator are as follows:

Mr. Jonathan White
2396 The Woods Lane
Lexington, KY 40502

I, The Undersigned, for the purpose of forming a corporation under the laws of the State of Delaware, do make, file and record this Certificate, and do certify that the facts herein stated are true, and I have accordingly hereunto set my hand this 24th day of August, A.D. 2006.

BY: [signature]
(Incorporator)

Name: JONATHAN WHITE